UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: December 31, 2005
SCHEDULE 13G (Rule 13d-102)	Estimated average burden hours per response. . 11

INFORMATION TO BE INCLUDED IN STATEMENTS FILED
PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
THERETO FILED PURSUANT TO 13d-2(b)
(Amendment No.    )(1)

iPass, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

46261V108

(CUSIP Number)

12/31/03

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46261V108		13G	Page 2 of 12

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Venture Partners 1996, LP, a California limited partnership (“CVP 1996”) 77-0418388

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 6,530,532

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 6,530,532

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,530,532

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 10.79%

12.	Type of Reporting Person* PN

CUSIP No. 46261V108		13G	Page 3 of 12
1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Associates 1996, LLC, a California limited liability company (“CA 1996”) 77-0418392

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 6,530,532 shares, of which 6,530,532 shares are directly held by CVP 1996. CA 1996 is the general partner of CVP 1996

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 6,530,532 shares, of which 6,530,532 shares are directly held by CVP 1996. CA 1996 is the general partner of CVP 1996

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,530,532

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 10.79%

12.	Type of Reporting Person* PN

CUSIP No. 46261V108		13G	Page 4 of 12
1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Venture Partners LS 1997, LP, a California limited partnership (“CVP 1997”) 77-0468510

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 2,202,798

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 2,202,798

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,202,798

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 3.64%

12.	Type of Reporting Person* PN

CUSIP No. 46261V108		13G	Page 5 of 12
1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Associates 1997, LLC, a California limited liability company (“CA 1997”) 77-0468508

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 2,202,798 shares, of which 2,202,798 shares are directly held by CVP 1997. CA 1997 is the general partner of CVP 1997

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 2,202,798 shares, of which 2,202,798 shares are directly held by CVP 1997. CA 1997 is the general partner of CVP 1997

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,202,798

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 3.64%

12.	Type of Reporting Person* PN

CUSIP No. 46261V108		13G	Page 6 of 12
1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Venture Partners LS 2000, LP, a California limited partnership (“CVP 2000”) 94-3359922

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 2,551,370

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 2,551,370

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,551,370

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 4.22%

12.	Type of Reporting Person* PN

CUSIP No. 46261V108		13G	Page 7 of 12
1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Crosspoint Associates 2000, LLC, a California limited liability company (“CA 2000”) 94-3344866

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization California

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

	6.	Shared Voting Power 2,551,370 shares, of which 2,551,370 shares are directly held by CVP 2000. CA 2000 is the general partner of CVP 2000.

	7.	Sole Dispositive Power -0-

	8.	Shared Dispositive Power 2,551,370 shares, of which 2,551,370 shares are directly held by CVP 2000. CA 2000 is the general partner of CVP 2000.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,551,370

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 4.22%

12.	Type of Reporting Person* PN

CUSIP No. 46261V108		13G	Page 8 of 12
1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Seth Neiman

2.	Check the Appropriate Box if a Member of a Group*
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power -0-

6.

Shared Voting Power
11,284,700 shares, of which 6,530,532 shares are directly held by CVP 1996, 2,202,798 shares are directly held by CVP 1997 and 2,551,370 shares are directly held by CVP 2000.  CA 1996 is the general partner of CVP 1996.  CA 1997 is the general partner of CVP 1997.  CA 2000 is the general partner of CVP 2000.  Mr. Neiman is a general partner of CA 1996, CA 1997 and CA 2000.  Mr. Neiman disclaims beneficial ownership of the shares held directly by CVP 1996, CVP 1997 and CVP 2000.

	7.	Sole Dispositive Power -0-

8.

Shared Dispositive Power
11,284,700 shares, of which 6,530,532 shares are directly held by CVP 1996, 2,202,798 shares are directly held by CVP 1997 and 2,551,370 shares are directly held by CVP 2000.  CA 1996 is the general partner of CVP 1996.  CA 1997 is the general partner of CVP 1997.  CA 2000 is the general partner of CVP 2000.  Mr. Neiman is a general partner of CA 1996, CA 1997 and CA 2000.  Mr. Neiman disclaims beneficial ownership of the shares held directly by CVP 1996, CVP 1997 and CVP 2000.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 11,284,700

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row (9) 18.65%

12.	Type of Reporting Person* IN

CUSIP No. 46261V108		13G	Page 9 of 12
Item 1.
	(a)	Name of Issuer iPass, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 3800 Bridge Parkway Redwood Shores, CA 94065

Item 2.
(a)

Name of Person Filing
Crosspoint Venture Partners 1996, LP
Crosspoint Associates 1996, LLC
Crosspoint Venture Partners 1997, LP
Crosspoint Associates 1997, LLC
Crosspoint Venture Partners 2000, LP
Crosspoint Associates 2000, LLC
Seth Neiman

	(b)	Address of Principal Business Office or, if none, Residence 2925 Woodside Road, Woodside, CA 94062
	(c)	Citizenship The entities listed in Item 2(a) are California limited partnerships and California limited liability companies. The individual listed in Item 2(a) is a United States citizen.
	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number 46261V108

Item 3.	If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check whether the person filing is:
Not applicable.
Item 4.	Ownership
See Items 5-11 of cover sheets hereto

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.		Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
Not Applicable

Item 8.		Identification and Classification of Members of the Group
Not Applicable

Item 9.		Notice of Dissolution of Group
Not Applicable

CUSIP No. 46261V108	13G	Page 10 of 12

Item 10.	Certification
Not Applicable

[The remainder of this page intentionally left blank.]

CUSIP No. 46261V108	13G	Page 11 of 12

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2004

SETH NEIMAN

Signature	/s/ Dede Barsotti
Dede Barsotti,
Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 1996, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 1996, LLC, a California Limited Liability Company, its General Partner

		Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS LS 1997, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 1997, LLC, a California Limited Liability Company, its General Partner

		Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS LS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 2000, LLC, a California Limited Liability Company, its General Partner

		Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CUSIP No. 46261V108	13G	Page 12 of 12

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 2004 containing the information required by Schedule 13G, for the securities of iPass, Inc., held by Crosspoint Venture Partners 1996, LP, Crosspoint Ventures Partners LS 1997, LP and Crosspoint Venture Partners LS 2000, LP, each a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

SETH NEIMAN

Signature	/s/ Dede Barsotti
Dede Barsotti,
Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 1996, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 1996, LLC, a California Limited Liability Company, its General Partner

		Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS LS 1997, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 1997, LLC, a California Limited Liability Company, its General Partner

		Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS LS 2000, LP, A CALIFORNIA LIMITED PARTNERSHIP
By: Crosspoint Associates 2000, LLC, a California Limited Liability Company, its General Partner

		Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact